Exhibit 99.1

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Financial Information

Spin-Off of Kraft Foods Group, Inc.

On October 1, 2012 (the “Distribution Date”), we completed the spin-off of our North American grocery business, Kraft Foods Group, Inc. (“KFG”), to our shareholders (the“Spin-Off”). On October 1, 2012, each of our shareholders of record as of the close of business on September 19, 2012 (“the Record Date”), received one share of KFG common stock for every three shares of Mondelēz International common stock held as of the Record Date. KFG is now an independent public company trading under the symbol “KRFT” on The NASDAQ Global Select Market.

After the Distribution Date, we do not beneficially own any shares of KFG common stock and will no longer consolidate KFG within our financial results. Beginning in the fourth quarter of 2012, KFG’s historical financial results for periods prior to the Distribution Date will be reflected in our consolidated financial statements as a discontinued operation (the “KFG Discontinued Operation”).

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial statements as of June 30, 2012, and for the six months ended June 30, 2012 and for each of the years ended December 31, 2011, 2010 and 2009, reflect adjustments to our historical financial results related to the:

•

Spin-Off and related events. The unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2012 and the year ended December 31, 2011 give effect to the Spin-Off and related events as if they occurred at the beginning of this period on January 1, 2011. The unaudited pro forma consolidated balance sheet gives effect to the Spin-Off and related events as if they occurred as of June 30, 2012, our latest balance sheet date.

•	KFG Discontinued Operation. The unaudited pro forma consolidated statements of earnings reflect the removal of the KFG Discontinued Operation historical results in all periods presented.

The unaudited pro forma consolidated statements of earnings (i) are presented based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what our operating results would have been had the Spin-Off and related events occurred as described or what our future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by management after the Spin-Off and disposition of KFG.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read together with (i) the audited consolidated financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2011, (ii) the unaudited interim consolidated financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and (iii) KFG’s audited annual and unaudited interim combined financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in KFG’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on August 16, 2012 (the “KFG Form 10”).

In the enclosed unaudited pro forma consolidated statements of earnings and unaudited pro forma consolidated balance sheet, the amounts reflected in the columns presented are described below:

Historical Kraft Foods Inc.

This column reflects Kraft Foods Inc.’s historical financial statements for the periods presented and does not reflect any adjustments related to the Spin-Off and related events.

The historical Kraft Foods Inc. consolidated balance sheet as of June 30, 2012 and the consolidated statement of earnings for the six months ended June 30, 2012 were derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The historical Kraft Foods Inc. consolidated statements of earnings for each of the years ended December 31, 2011, 2010 and 2009, were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. In accordance with Regulation S-X, the pro forma statements of earnings disclose earnings from continuing operations and therefore exclude historical earnings related to the discontinued operation of our divested North American frozen pizza business of $1.6 billion in the year ended December 31, 2010 and $218 million in the year ended December 31, 2009.

The Historical Kraft Foods Inc. results include the following one-time expenses related to the Spin-Off:

•

Spin-Off transaction, transition and financing and related costs incurred to date. We incurred $46 million of one-time, pre-tax Spin-Off transaction and transition costs in 2011 and $301 million of transaction, transition and financing and related costs in the six months ended June 30, 2012. We expect to reflect all one-time Spin-Off costs within our reported results. KFG has recorded and will record its own direct recurring financing and related costs. As described in note (a) to the unaudited pro forma consolidated financial statements, we removed the non-recurring Spin-Off costs incurred to date from the pro forma statements of earnings for the six months ended June 30, 2012 and the year ended December 31, 2011 as these costs will not recur now that the Spin-Off transaction is completed.

•

Restructuring and implementation costs incurred to date related to optimizing both KFG’s and our businesses for future operations (the “2012-2014 Restructuring Program”). We incurred $169 million of one-time 2012-2014 Restructuring Program costs, including KFG’s 2012-2014 Restructuring Program costs of $116 million, in the six months ended June 30, 2012. The treatment of KFG as a discontinued operation as discussed below under “KFG Discontinued Operation” removes KFG’s restructuring and implementation costs from our unaudited pro forma consolidated statements of earnings. Because we expect the 2012-2014 Restructuring Program costs to recur in future periods, our 2012-2014 Restructuring Program costs incurred to date have not been removed from the unaudited pro forma consolidated statements of earnings.

KFG Discontinued Operation

This column reflects KFG’s historical financial statements for the periods presented. The historical results were derived from KFG’s audited annual and unaudited interim combined financial statements included in the KFG Form 10 and were adjusted as follows:

•

For the periods presented, the KFG Discontinued Operation results exclude certain corporate and business unit costs that were allocated to KFG in the historical financial statements as well as dis-synergies primarily in corporate overheads, information systems and sales force support which we expect to continue at Mondelēz International after the Spin-Off. These costs on a pretax basis are $100 million for the six months ended June 30, 2012, $236 million for the year ended December 31, 2011, $209 million for the year ended December 31, 2010 and $192 million for the year ended December 31, 2009.

•

The KFG Discontinued Operation results include historical interest expense related to $10 billion of debt that KFG incurred or that we migrated to KFG in connection with the Spin-Off debt capitalization plans. Through June 30, 2012, approximately one month of interest expense related to the $6 billion of notes KFG issued directly, or $18 million of pretax interest expense, was recorded in KFG’s historical results. Interest expense related to the $4 billion of debt migrated to KFG in July 2012 and as of the Distribution Date, was also included within the KFG Discontinued Operation results and on a pretax basis totaled $128 million for the six months ended June 30, 2012, $258 million in the year ended December 31, 2011, $247 million in the year ended December 31, 2010, and $156 million in the year ended December 31, 2009.

•

The KFG Discontinued Operation results exclude royalty income historically reported by KFG that we will not pay following the Distribution Date. The royalties relate to intellectual property rights that we will retain following the Spin-Off. The pretax royalty income was $28 million for the six months ended June 30, 2012, $55 million for the year ended December 31, 2011, $43 million for the year ended December 31, 2010 and $47 million for the year ended December 31, 2009. We have also excluded intercompany sales from KFG to Mondelēz International in order to properly reflect net revenues from continuing operations. The pretax intercompany sales recorded by KFG were $54 million for the six months ended June 30, 2012, $100 million for the year ended December 31, 2011, $79 million for the year ended December 31, 2010 and $83 million for the year ended December 31, 2009.

The KFG Discontinued Operation results in the unaudited pro forma consolidated statements of earnings are preliminary estimates. As we complete the work associated with the Spin-Off and the KFG Discontinued Operation in the fourth quarter of 2012, the actual KFG Discontinued Operation results could change from these estimates.

Pro Forma Adjustments

The unaudited pro forma consolidated financial statements as of and for the six months ended June 30, 2012 and the year ended December 31, 2011 include the following additional pro forma adjustments which are further described in the accompanying notes:

•	Adjustment to remove non-recurring Spin-Off transaction, transition, and financing and related costs incurred to date from the unaudited pro forma consolidated statements of earnings.

•

Transfer of net liabilities between KFG and us to facilitate the administration or payment of certain obligations, including certain employee benefit plan and other obligations, net of any related assets.

•

Recognition of a receivable related to an estimated $237 million of cash distributions due from KFG within 60 days after the Distribution Date and related to the finalization of the Spin-Off cash distributions from KFG and the capitalization plan between the companies.

•

Recognition of the recapitalization of equity to reflect the distribution of the KFG net assets through the distribution of one share of KFG common stock for every three shares of our common stock outstanding on the Record Date.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Six Months Ended June 30, 2012

(in millions, except per share data)

	Historical Kraft Foods Inc.	KFG Discontinued Operation	Mondelēz International Continuing Operations	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International Continuing Operations
Net revenues	$26,379	$9,185	$17,194			$17,194
Cost of sales	16,842	6,053	10,789	(22)	(b)	10,767

Gross profit	9,537	3,132	6,405			6,427

Selling, general and administrative expenses	5,676	1,290	4,386	(162)	(a), (b)	4,224
Asset impairment and exit costs	182	112	70			70
Amortization of intangibles	109	—	109			109

Operating income	3,570	1,730	1,840			2,024
Interest and other expense, net	982	151	831	(162)	(a)	669

Earnings before income taxes	2,588	1,579	1,009			1,355
Provision for income taxes	735	554	181	116	(g)	297

Net earnings	1,853	1,025	828			1,058
Noncontrolling interest	11	—	11			11

Net earnings from continuing operations	$1,842	$1,025	$817			$1,047
Per share data
Basic earnings per share from continuing operations	$1.04					$0.59
Diluted earnings per share from continuing operations	$1.03					$0.59
Dividends declared	$0.58					$0.58
Weighted average shares outstanding
Basic	1,775					1,775
Diluted	1,785					1,785

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Year Ended December 31, 2011

(in millions, except per share data)

	Historical Kraft Foods Inc.	KFG Discontinued Operation	Mondelēz International Continuing Operations	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International Continuing Operations
Net revenues	$54,365	$18,555	$35,810			$35,810
Cost of sales	35,350	12,640	22,710	(44)	(b)	22,666

Gross profit	19,015	5,915	13,100			13,144

Selling, general and administrative expenses	12,140	2,758	9,382	(92)	(a), (b)	9,290
Asset impairment and exit costs	(7)	(2)	(5)			(5)
Amortization of intangibles	225	—	225			225

Operating income	6,657	3,159	3,498			3,634
Interest and other expense, net	1,885	267	1,618			1,618

Earnings before income taxes	4,772	2,892	1,880			2,016
Provision for income taxes	1,225	1,083	142	46	(g)	188

Net earnings	3,547	1,809	1,738			1,828
Noncontrolling interest	20	—	20			20

Net earnings from continuing operations	$3,527	$1,809	$1,718			$1,808
Per share data
Basic earnings per share from continuing operations	$2.00					$1.02
Diluted earnings per share from continuing operations	$1.99					$1.02
Dividends declared	$1.16					$1.16
Weighted average shares outstanding
Basic	1,765					1,765
Diluted	1,772					1,772

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Year Ended December 31, 2010

(in millions, except per share data)

	Historical Kraft Foods Inc.	KFG Discontinued Operation	Mondelēz International Continuing Operations
Net revenues	$49,207	$17,718	$31,489
Cost of sales	31,305	11,688	19,617

Gross profit	17,902	6,030	11,872

Selling, general and administrative expenses	12,001	2,861	9,140
Asset impairment and exit costs	18	(8)	26
Losses on divestitures, net	6	6	—
Amortization of intangibles	211	1	210

Operating income	5,666	3,170	2,496
Interest and other expense, net	2,024	254	1,770

Earnings before income taxes	3,642	2,916	726
Provision for income taxes	1,147	1,093	54

Net earnings	2,495	1,823	672
Noncontrolling interest	25	—	25

Net earnings from continuing operations	$2,470	$1,823	$647
Per share data
Basic earnings per share from continuing operations	$1.44		$0.38
Diluted earnings per share from continuing operations	$1.44		$0.38
Dividends declared	$1.16		$1.16
Weighted average shares outstanding
Basic	1,715		1,715
Diluted	1,720		1,720

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Statement of Earnings

For the Year Ended December 31, 2009

(in millions, except per share data)

	Historical Kraft Foods Inc.	KFG Discontinued Operation	Mondelēz International Continuing Operations
Net revenues	$38,754	$17,195	$21,559
Cost of sales	24,819	11,188	13,631

Gross profit	13,935	6,007	7,928

Selling, general and administrative expenses	8,784	2,848	5,936
Asset impairment and exit costs	(64)	(9)	(55)
Losses on divestitures, net	6	—	6
Amortization of intangibles	26	1	25

Operating income	5,183	3,167	2,016
Interest and other expense, net	1,237	190	1,047

Earnings before income taxes	3,946	2,977	969
Provision for income taxes	1,136	1,017	119

Net earnings	2,810	1,960	850
Noncontrolling interest	7	—	7

Net earnings from continuing operations	$2,803	$1,960	$843
Per share data
Basic earnings per share from continuing operations	$1.90		$0.57
Diluted earnings per share from continuing operations	$1.89		$0.57
Dividends declared	$1.16		$1.16
Weighted average shares outstanding
Basic	1,478		1,478
Diluted	1,486		1,486

See accompanying notes to the unaudited pro forma consolidated financial statements.

Mondelēz International, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2012

(in millions)

	Historical Kraft Foods Inc.	KFG Discontinued Operation	Mondelēz International Continuing Operations	Pro Forma Adjustments	Notes	Pro Forma Mondelēz International Continuing Operations
Assets
Cash and cash equivalents	$4,643	$3	$4,640	$(334)	(c), (e)	$4,306
Due from KFG	—	—	—	237	(e)	237
Receivables, net	6,642	1,102	5,540	(226)	(d)	5,314
Inventories, net	6,165	2,048	4,117			4,117
Deferred income taxes	1,245	320	925			925
Other current assets	1,136	161	975			975

Total current assets	19,831	3,634	16,197			15,874

Property, plant and equipment, net	13,757	4,222	9,535			9,535
Goodwill	37,147	11,322	25,825			25,825
Intangible assets, net	24,981	2,632	22,349			22,349
Prepaid pension assets	32	16	16			16
Other assets	1,366	63	1,303	(19)	(c)	1,284

Total assets	$97,114	$21,889	$75,225			$74,883

Liabilities
Short-term borrowings	$245		$245			$245
Current portion of long-term debt	1,923	7	1,916			1,916
Accounts payable	5,161	1,336	3,825	(297)	(d)	3,528
Accrued marketing	2,641	411	2,230			2,230
Accrued employment costs	1,085	143	942			942
Other current liabilities	4,999	700	4,299	576	(a), (b), (d)	4,875

Total current liabilities	16,054	2,597	13,457			13,736

Long-term debt	28,081	5,988	22,093	(3,973)	(c)	18,120
Deferred income taxes	6,807	1,620	5,187	1,201	(b), (c), (d)	6,388
Accrued pension costs	3,367	103	3,264	(1,319)	(b)	1,945
Accrued postretirement costs	3,239	—	3,239	(2,823)	(b)	416
Other liabilities	3,318	623	2,695	120	(b), (d)	2,815

Total liabilities	60,866	10,931	49,935			43,420

Equity
Common Stock, no par value	—		—			—
Additional paid-in capital	31,300		31,300			31,300
Retained earnings	18,800		18,800	(8,511)	(a), (c), (f)	10,289
Parent company investment	—	11,473	(11,473)	11,473	(b), (c), (d), (e), (f)	—
Accumulated other comprehensive losses	(6,684)	(515)	(6,169)	3,211	(a), (b), (c)	(2,958)
Treasury stock, at cost	(7,283)		(7,283)			(7,283)

Mondelēz International equity	36,133	10,958	25,175			31,348
Noncontrolling interest	115		115			115

Total equity	36,248	10,958	25,290			31,463

Total liabilities and equity	$97,114	$21,889	$75,225			$74,883

See accompanying notes to the unaudited pro forma consolidated financial statements

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements as of June 30, 2012 and for the six months ended June 30, 2012 and the latest fiscal year ended December 31, 2011 include the following Spin-Off-related adjustments:

(a)	Removal of $301 million of one-time Spin-Off transaction, transition and financing and related costs in the six months ended June 30, 2012 and $46 million of one-time Spin-Off transaction and transition costs in the year ended December 31, 2011. These costs directly relate to the Spin-Off of KFG and will not recur and as such, have been removed from the unaudited pro forma consolidated statements of earnings. On the unaudited pro forma consolidated balance sheet, we have reflected a pro forma accrual of approximately $900 million of estimated Spin-Off costs, including transaction, transition and financing and related costs, that we expect to incur subsequent to June 30, 2012 to complete the Spin-Off. We expect to incur the majority of the remaining Spin-Off costs before December 31, 2012.

(b)	Transfer of certain employee benefit plan and other obligations, net of any related assets, to KFG on the Distribution Date. Prior to the Spin-Off, eligible KFG employees participated in the pension, postretirement and postemployment benefit plans we offered. On the Distribution Date, KFG assumed these obligations and will now provide these benefits directly. KFG assumed the plan liabilities and assets associated with KFG’s active and retired and other former employees and certain net benefit plan liabilities for most of our North American retired and other former employees as of the Distribution Date. For more information on the transfer of the benefit plan net liabilities to KFG, see “Certain Relationships and Related Party Transactions – Agreements with Kraft ParentCo – Employee Matters Agreement” in the KFG Form 10. In our unaudited pro forma consolidated balance sheet as of June 30, 2012, we removed the estimated net benefit plan liabilities assumed by KFG of approximately $4,380 million, accumulated other comprehensive losses, net of tax, of approximately $2,771 million, and approximately $1,645 million of related deferred tax assets.

The benefit plan expenses related to the KFG benefit plans are already reflected in the KFG Discontinued Operation historical results in the statements of earnings. We have reflected an estimated reduction in our continuing annual benefit plan expenses of $90 million, which reflects a 2012 estimate based on market conditions and benefit plan assumptions as of January 1, 2012. For the six months ended June 30, 2012, a prorated estimate of $45 million was reflected. The estimates may change significantly as we finalize the amount of the net liability transfers and the impacts on our balance sheet and statements of earnings during the fourth quarter of 2012.

(c)	In connection with the Spin-Off debt capitalization plan to redistribute debt between KFG and us, we migrated approximately $4.0 billion of debt to KFG, including $3.6 billion of debt in July 2012 and $400 million of debt on the Distribution Date. On our unaudited pro forma consolidated balance sheet, we reflected a reduction in our long-term debt of $4 billion to reflect the debt migrated after June 30, 2012. In connection with the July 2012 debt exchange, we also reduced cash to reflect a payment of approximately $100 million of financing costs (of which, $18 million is non-recurring and included within our estimate of Spin-Off costs incurred and expected to be incurred subsequent to June 30, 2012 noted in note (a) above). We also reflected $410 million of deferred tax assets which resulted from the debt exchange. For more information on the Spin-Off capitalization plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the KFG Form 10.

The KFG Discontinued Operation results include historical interest expense related to $10 billion of debt that KFG incurred or that we migrated to KFG in connection with the Spin-Off debt capitalization plans. Through June 30, 2012, approximately one month of interest expense related to the $6 billion of notes KFG issued directly, or $18 million of pretax interest expense, was recorded in KFG’s historical results. Interest expense related to the $4 billion of debt migrated to KFG in July 2012 and as of the Distribution Date, was also included within the KFG Discontinued Operation results and on a pretax basis totaled $128 million for the six months ended June 30, 2012, $258 million in the year ended December 31, 2011, $247 million in the year ended December 31, 2010, and $156 million in the year ended December 31, 2009.

(d)	As of the Distribution Date, we assumed from, and transferred to, KFG certain obligations in their entirety to facilitate management, including the final payment or resolution, of these obligations. Based on our estimates and the value of these liabilities and related assets, as of June 30, 2012, we assumed approximately $365 million of net liabilities from KFG as follows:

•

We transferred to KFG an estimated $297 million related to certain North American trade accounts payable and an estimated $226 million of certain North American trade accounts receivable of our global snacks business.

•

We assumed from KFG an estimated $298 million of primarily U.S. federal and certain foreign net tax liabilities and related deferred taxes. The obligation for U.S. state income taxes and Canadian federal and provincial income taxes attributable to the tax periods prior to the Spin-Off was transferred to KFG, while we retained the obligation for U.S. federal income taxes and substantially all foreign income taxes (excluding Canadian income taxes) attributable to the tax periods prior to the Spin-Off. Related deferred tax assets or deferred tax liabilities were also transferred.

•	We assumed from KFG an estimated $138 million of our workers’ compensation and other accrued insurance liabilities.

The transfers of these obligations from and to KFG will not have an impact on net earnings. The net liability amounts are estimated as of June 30, 2012 and may change as we finalize the amount of these transfers and related balance sheet and statement of earnings impacts as of the Distribution Date. We expect to finalize these estimates in the fourth quarter of 2012 and reflect them in our reported results in our Annual Report on Form 10-K for the year ended December 31, 2012. As such, the actual amount of transferring these obligations could change significantly from these estimates.

(e)	In connection with finalizing the Spin-Off capitalization plan, KFG distributed to us substantially all of its remaining cash through the Distribution Date except for $238 million of cash KFG retained primarily within its Canadian operating accounts. Within 60 days after the Distribution Date, KFG and we will true up our June 30, 2012 estimates of the net cash associated with KFG’s assumption of the net trade payables and receivables described in (d) above and estimated to be approximately $71 million; targeted cash flows to be distributed to us in connection with the Spin-Off and estimated to be approximately $70 million; and the cash KFG retained in Canada of $238 million. Based on these amounts, we anticipate net cash exchanged with KFG to be approximately $237 million due from KFG. The actual amount of the net cash exchanged could vary based on operating activity and cash flows for a period before and after the Distribution Date. A receivable for $237 million has been reflected for the estimated amount expected to be received from KFG in connection with finalizing the Spin-Off related cash distributions and capitalization plan between the companies.

(f)	Adjustment reflects the pro forma recapitalization of our equity. As of the Distribution Date, we distributed the net assets of our net investment in KFG through the distribution of shares of KFG common stock. Each of our shareholders of record on the Record Date received one share of KFG common stock for every three shares of our common stock outstanding on the Record Date.

(g)	The tax effects of pro forma adjustments (a) and (b) reflect the statutory taxes we recorded at the time the costs were incurred. The blended tax rate related to these adjustments was 33.53% for the six months ended June 30, 2012 and 33.82% for the year ended December 31, 2011.